CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated November 25, 2013, accompanying the financial statements of Investors' Quality Tax-Exempt Trust, Series 146 (included in Van Kampen Unit Trusts, Municipal Series 1008) as of July 31, 2013, and for the period from August 19, 2011 (date of deposit) through July 31, 2012 and for the year ended July 31, 2013 and the financial highlights for the period from August 19, 2011 (date of deposit) through July 31, 2012 and for the year ended July 31, 2013, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-175449) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 25, 2013